Exhibit 99.1

BDCA Venture Announces the Resignation of Grant Thornton; Discussions Underway with Replacement Accounting Firms

GREENWOOD VILLAGE, Colo.--(BUSINESS WIRE)--February 4, 2015--BDCA Venture, Inc., a closed-end fund that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (“BDCA Venture” or the “Company”) (Nasdaq: BDCV), today announced that Grant Thornton LLP (“Grant Thornton”) resigned as its independent registered public accounting firm on January 28, 2015. Grant Thornton’s resignation was accepted by the Company’s audit committee. The Company has confirmed with Grant Thornton that there are no reportable events or disagreements between Grant Thornton and BDCA Venture on its financial statements.

BDCA Venture is presently in discussions with several accounting firms to replace Grant Thornton and will promptly announce when the retention of a replacement accounting firm has been completed.

BDCA Venture’s investment adviser is BDCA Venture Adviser, LLC, a wholly-owned subsidiary of BDCA Adviser LLC, which is an indirect wholly-owned subsidiary of AR Capital, LLC. On January 22, 2015, Grant Thornton also resigned as the independent registered public accounting firm from certain other AR Capital, LLC managed or sponsored companies.

About BDCA Venture, Inc.

BDCA Venture, Inc. (www.BDCV.com) is a closed-end fund regulated as a business development company under the Investment Company Act of 1940, as amended, that seeks to maximize total return by generating current income through debt investments in growth companies and, to a lesser extent, through capital appreciation. BDCA Venture’s shares are listed on Nasdaq under the ticker symbol “BDCV.”

To be added to BDCA Venture’s email distribution list to receive quarterly newsletters and other announcements, please visit our website at www.BDCV.com.

Forward-Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect BDCA Venture’s current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in “Risk Factors” set forth in BDCA Venture’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and subsequent filings with the SEC. Please refer to BDCA Venture’s SEC filings for a more detailed discussion of the risks and uncertainties associated with its business, including but not limited to the risks and uncertainties associated with investing in micro- and small-cap companies. Except as required by the federal securities laws, BDCA Venture undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to BDCA Venture’s website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

CONTACT:
BDCA Venture, Inc.
Investor Relations Contact:
Andrew G. Backman
Investor Relations/Public Relations
abackman@rcscapital.com
(917) 475-2135
or
Kristin A. Brown
Investor Relations
kbrown@rcscapital.com
(646) 558-1181